As filed with the Securities and Exchange Commission on March 19, 2010
Registration No. 333-162782
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Alimera Sciences, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	20-0028718
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
(678) 990-5740
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

C. Daniel Myers
Chief Executive Officer
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005
(678) 990-5740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay K. Hachigian, Esq. Marc F. Dupré, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 610 Lincoln Street Waltham, MA 02451 (781) 890-8800	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Amount of
Title of Each Class of	Proposed Maximum	Registration
Securities to be Registered	Aggregate Offering Price(1)(2)	Fee
Common stock, $0.01 par value	$80,000,000	$4,464(3)

(1)	Includes the offering price of shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.
(3)	A registration fee in the amount of $4,464 was paid at the time of the initial filing of the registration statement on an estimate of the aggregate offering price. A portion of this registration fee was paid through an off-set of a registration fee in the amount of $2,948 that was previously paid by the registrant in connection with a prior registration statement filing that was subsequently withdrawn.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-162782) is to file Exhibit 10.26 which has not been previously filed. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, and Part II of the Registration Statement. The Prospectus, constituting Part I of the Registration Statement, is unchanged and has therefore been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the FINRA fee, and the Nasdaq Global Market listing fee.

SEC Registration fee		$4,464
FINRA fee		8,500
Nasdaq Global Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Custodian and transfer agent fees		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be completed in subsequent amendment

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”). Article 5 of our bylaws provides for mandatory indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. Our restated certificate of incorporation provides that, under Delaware law, our directors and officers shall not be liable for monetary damages for breach of the officers’ or directors’ fiduciary duty as officers or directors to our stockholders and us. This provision in the restated certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duty, and in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director or officer will continue to be subject to liability for breach of the director’s or officer’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for actions leading to improper personal benefit to the director or officer, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision also does not affect a director’s or officer’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our directors and officers, a form of which is attached as Exhibit 10.1 and incorporated by reference. The indemnification agreements provide our directors and officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to Section 8 of the underwriting agreement contained in Exhibit 1.1 to this prospectus, indemnifying our directors and officers against limited liabilities. In addition, Section 2.6 of the second amended and restated investor rights agreement contained in Exhibit 4.3 to this registration statement provides for indemnification of certain of our stockholders against liabilities described in the second amended and restated investor rights agreement.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

1. We granted direct issuances or stock options to purchase 4,249,634 shares of our common stock at exercise prices ranging from $0.41 to $2.49 per share to employees and directors under our 2004

Incentive Stock Plan and our 2005 Incentive Stock Plan. We did not grant any direct issuances or stock options outside of our 2004 Incentive Stock Plan and our 2005 Incentive Stock Plan.

2. We issued and sold an aggregate of           shares of our common stock to employees, consultants, and other service providers for aggregate consideration of approximately           in connection with direct issuances or exercises of options granted under our 2004 Incentive Stock Plan and our 2005 Incentive Stock Plan. We did not issue or sell any shares of our common stock to employees, consultants, and other service providers outside of our 2004 Incentive Stock Plan and our 2005 Incentive Stock Plan.

3. We sold an aggregate of 19,744,246 shares of our Series C preferred stock to various investors, including entities affiliated with Domain Partners VI, L.P., Intersouth Partners VI, L.P., Intersouth Partners VII, L.P., Venrock Associates IV, L.P., Polaris Venture Partners IV, L.P. and BAVP, L.P. and various other entities and individuals for aggregate consideration of approximately $30.0 million.

4. We sold an aggregate of 3,290,708 units, comprised of 3,290,708 shares of our Series C-1 preferred stock and warrants exercisable for up to an aggregate of 6,581,416 shares of our Series C-1 preferred stock to various investors, including entities affiliated with Domain Partners VI, L.P., Intersouth Partners VI, L.P., Intersouth Partners VII, L.P., Venrock Associates IV, L.P., Polaris Venture Partners IV, L.P. and BAVP, L.P. and various other entities and individuals for aggregate consideration of approximately $5.0 million.

5. We issued and sold an aggregate of 6,581,416 shares of our Series C-1 preferred stock to various investors, including those listed above, for aggregate consideration of approximately $10.0 million in connection with the exercise of the Series C-1 warrants.

6. We issued an aggregate of 126,642 shares of our common stock having an aggregate fair market value on the date of issuance of approximately $161,000 to Croft & Bender LLC in consideration of its provision of certain consulting services to us.

7. We issued an aggregate of 127,119 shares of our common stock having an aggregate fair market value on the date of issuance of $150,000 to Emory University and Jack L. Arbiser in connection with our execution of an option and license agreement with Emory University.

8. We issued an aggregate of 60,241 shares of our common stock having an aggregate fair market value on the date of issuance of $150,000 to Emory University and Jack L. Arbiser in connection with our execution of an option and license agreement with Emory University.

9. We issued and sold an aggregate of 173,529 shares of our common stock to various consultants and other service providers, including to Oppenheimer & Co. Inc. one of our underwriters on this offering, for aggregate consideration of approximately $205,745 in connection with exercises of outstanding common stock warrants.

10. The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution and appropriate legends were affixed to the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits

1.1	Form of Underwriting Agreement*
3.1	Restated Certificate of Incorporation of Registrant, as amended on various dates**
3.2	Restated Certificate of Incorporation of Registrant to be effective upon closing**
3.3	Amended and Restated Bylaws of the Registrant**

3.4		Amended and Restated Bylaws of the Registrant to be effective upon closing**
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
4.2		Form of Registrant’s Common Stock Certificate*
4.3		Second Amended and Restated Investor Rights Agreement, dated March 17, 2008, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto**
4.4		Second Amended and Restated Stock Sale Agreement, dated March 17, 2008, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto**
4.5		Omnibus Amendment, dated August 25, 2009 by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto**
5.1		Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP*
10.1		Form of Indemnification Agreement between the Registrant and each of its directors and executive officers**
10.2		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and C. Daniel Myers†**
10.3		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Richard Eiswirth†**
10.4		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and David Holland†**
10.5		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Susan Caballa†**
10.6		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Kenneth Green†**
10.7		Alimera Sciences, Inc. 2004 Incentive Stock Plan, as amended**
10	.7.A	Form of Option Certificate under the Alimera Sciences, Inc. 2004 Incentive Stock Plan**
10.8		Alimera Sciences, Inc. 2005 Incentive Stock Plan**
10	.8.A	Form of Option Certificate under the Alimera Sciences, Inc. 2005 Incentive Stock Plan**
10.9		2010 Equity Incentive Plan (to be effective upon closing of the offering)**
10.10		2010 Employee Stock Purchase Plan (to be effective upon closing of the offering)**
10.11		Management Cash Incentive Plan (to be effective upon closing of the offering)**
10.12		Compensation Program for Non-Employee Directors (to be effective upon closing of the offering)**
10.13		Amended and Restated Collaboration Agreement by and between pSivida, Inc. (f/k/a/ Control Delivery Systems, Inc.) and Alimera Sciences, Inc., dated as of March 14, 2008‡**
10.14		Asset Purchase Agreement between Bausch & Lomb Incorporated and Alimera Sciences, Inc., dated as of December 20, 2006‡**
10.15		Asset Purchase Agreement between Bausch & Lomb Incorporated and Alimera Sciences, Inc., dated as of February 16, 2007‡**
10.16		License and Option Agreement by and between Emory University and Alimera Sciences, Inc., dated as of July 16, 2009‡**
10.17		License and Option Agreement by and between Emory University and Alimera Sciences, Inc., dated as of August 31, 2009‡**
10.18		Office Lease by and between Rubicon, L.C. and Alimera Sciences, Inc., dated as of May 27, 2003, as amended**
10.19		Option Certificates Documenting Options Granted to C. Daniel Myers under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.20		Option Certificates Documenting Options Granted to Richard Eiswirth under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.21		Option Certificates Documenting Options Granted to David Holland under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**

10.22	Option Certificates Documenting Options Granted to Susan Caballa under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.23	Option Certificates Documenting Options Granted to Kenneth Green under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.24	Option Certificates Documenting Options Granted to Calvin W. Roberts under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.25	License Agreement, between Alimera Sciences, Inc. and Dainippon Sumitomo Pharma Co., Ltd., dated November 4, 2007‡**
10.26	Commercial Contract Manufacturing Agreement, between Alimera Sciences, Inc. and Alliance Medical Products, Inc., dated February 5, 2010‡
23.1	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm**
23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney**

†	Compensation Arrangement.

*	To be filed by amendment.

‡	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed by amendment with the Securities and Exchange Commission.

**	Previously filed.

ITEM 17.	UNDERTAKINGS

We undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, the restated certificate of incorporation or our bylaws, the underwriting agreement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

We undertake that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 19th day of March, 2010.

ALIMERA SCIENCES, INC. (Registrant)

By:	/s/ C. Daniel Myers
C. Daniel Myers
President and Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature		Title	Date

/s/ C. Daniel Myers C. Daniel Myers		President and Chief Executive Officer	March 19, 2010

/s/ Richard S. Eiswirth, Jr. Richard S. Eiswirth, Jr.		Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 19, 2010

* Phillip R. Tracy		Chairman of the Board of Directors, Director	March 19, 2010

* Mark J. Brooks		Director	March 19, 2010

* Brian K. Halak, Ph.D.		Director	March 19, 2010

* Anders D. Hove, M.D.		Director	March 19, 2010

* Calvin W. Roberts, M.D.		Director	March 19, 2010

* Bryce Youngren		Director	March 19, 2010

*By:	/s/ Richard S. Eiswirth, Jr. Richard S. Eiswirth, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

1.1		Form of Underwriting Agreement*
3.1		Restated Certificate of Incorporation of Registrant, as amended on various dates**
3.2		Restated Certificate of Incorporation of Registrant to be effective upon closing**
3.3		Amended and Restated Bylaws of the Registrant**
3.4		Amended and Restated Bylaws of the Registrant to be effective upon closing**
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4
4.2		Form of Registrant’s Common Stock Certificate*
4.3		Second Amended and Restated Investor Rights Agreement, dated March 17, 2008, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto**
4.4		Second Amended and Restated Stock Sale Agreement, dated March 17, 2008, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto**
4.5		Omnibus Amendment, dated August 25, 2009, by and among the Registrant, certain stockholders and the investors listed on the signature pages thereto**
5.1		Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP*
10.1		Form of Indemnification Agreement between the Registrant and each of its directors and executive officers**
10.2		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and C. Daniel Myers†**
10.3		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Richard Eiswirth†**
10.4		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and David Holland†**
10.5		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Susan Caballa†**
10.6		Amended and Restated Employment Agreement, dated August 18, 2008, by and between the Registrant and Kenneth Green†**
10.7		Alimera Sciences, Inc. 2004 Incentive Stock Plan, as amended**
10	.7.A	Form of Option Certificate under the Alimera Sciences, Inc. 2004 Incentive Stock Plan**
10.8		Alimera Sciences, Inc. 2005 Incentive Stock Plan**
10	.8.A	Form of Option Certificate under the Alimera Sciences, Inc. 2005 Incentive Stock Plan**
10.9		2010 Equity Incentive Plan (to be effective upon closing of the offering)**
10.10		2010 Employee Stock Purchase Plan (to be effective upon closing of the offering)**
10.11		Management Cash Incentive Plan (to be effective upon closing of the offering)**
10.12		Compensation Program for Non-Employee Directors (to be effective upon closing of the offering)**
10.13		Amended and Restated Collaboration Agreement by and between pSivida, Inc. (f/k/a/ Control Delivery Systems, Inc.) and Alimera Sciences, Inc., dated as of March 14, 2008‡**
10.14		Asset Purchase Agreement between Bausch & Lomb Incorporated and Alimera Sciences, Inc., dated as of December 20, 2006‡**
10.15		Asset Purchase Agreement between Bausch & Lomb Incorporated and Alimera Sciences, Inc., dated as of February 16, 2007‡**
10.16		License and Option Agreement by and between Emory University and Alimera Sciences, Inc., dated as of July 16, 2009‡**
10.17		License and Option Agreement by and between Emory University and Alimera Sciences, Inc., dated as of August 31, 2009‡**
10.18		Office Lease by and between Rubicon, L.C. and Alimera Sciences, Inc., dated as of May 27, 2003, as amended**
10.19		Option Certificates Documenting Options Granted to C. Daniel Myers under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**

10.20	Option Certificates Documenting Options Granted to Richard Eiswirth under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.21	Option Certificates Documenting Options Granted to David Holland under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.22	Option Certificates Documenting Options Granted to Susan Caballa under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.23	Option Certificates Documenting Options Granted to Kenneth Green under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.24	Option Certificates Documenting Options Granted to Calvin W. Roberts under the 2004 Incentive Stock Plan and 2005 Incentive Stock Plan†**
10.25	License Agreement between Alimera Sciences, Inc. and Dainippon Sumitomo Pharma Co., Ltd., dated November 4, 2007‡**
10.26	Commercial Contract Manufacturing Agreement, between Alimera Sciences, Inc. and Alliance Medical Products, Inc., dated February 5, 2010‡
23.1	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm**
23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1)*
24.1	Power of Attorney**

†	Compensation Arrangement.

*	To be filed by amendment.

‡	Confidential treatment has been requested for portions of this document. The omitted portions of this document have been filed with the Securities and Exchange Commission.

**	Previously filed.